NUMBER

U

SEE REVERSE FOR CERTAIN DEFINITIONS

CHINA FUNDAMENTAL ACQUISITION CORPORATION

UNITS

Incorporated Under the Laws of the Cayman Islands

[illegible]

CUSIP G9796W 20 0

UNITS CONSISTING OF ONE ORDINARY SHARE AND ONE WARRANT TO PURCHASE ONE ORDINARY SHARE

This Certifies that

is the owner of Units.

Each Unit ("Unit") consists of one (1) ordinary share, par value $0.001 per share ("Ordinary Share"), of CHINA FUNDAMENTAL ACQUISITION CORPORATION, a Cayman Islands corporation (the "Company"), and one warrant (the "Warrant"). Each Warrant entitles the holder to purchase one (1) Ordinary Share for $5.00 per share (subject to adjustment). Each Warrant will become exercisable on the later of (i) the Company's completion of an initial business combination with one or more target business or [illegible] year from the date of the prospectus covering the Warrants and will expire unless exercised before 5:00 p.m., New York City Time, on May 15, 2012, or earlier upon redemption (the "[illegible] Date"). The Ordinary Shares and Warrants comprising the Units represented by this certificate may trade separately on the 90th day after the date of the prospectus unless the [illegible] determines that an earlier date is acceptable; provided, however, in no event will the representative allow separate trading of the ordinary share and warrants [illegible] balance sheet with the Securities and Exchange Commission reflecting the Company's receipt of the gross proceeds of the offering and issues a press release [illegible] begin. The terms of the Warrants are governed by a Warrant Agreement, dated as of May 21, 2008, between the Company and Continental Stock Transfer & Trust Company [illegible], and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of [illegible] Agreement are on file at the office of the Warrant Agent at 17 Battery Place, New York, New York 10004, and are available to any Warrant holder on written request and without cost.

This certificate is not valid unless countersigned by the Transfer Agent [illegible] of the Company.

Witness the facsimile seal of the Company and the facsimile signature of its duly authorized officer.

NAME CHANGED TO
WOWJOINT HOLDINGS, LTD.

Dated:

CHIEF EXECUTIVE OFFICER AND SECRETARY

SEAL

COUNTERSIGNED AND REGISTERED:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
(New York)
TRANSFER AGENT AND REGISTRAR

BY

AUTHORIZED OFFICER

ABnote North America

711 ARMSTRONG LANE, COLUMBIA, TN 38401 • (931) 388-3003

PRODUCTION COORDINATOR:HOLLY GROVER 931-490-7660
PROOF OF MARCH 30, 2010
Wowjoint Holdings
TSB 1368 FC Lot 3
Operator: JB
REVISION: NEW

PLEASE INITIAL THE APPROPRIATE SELECTION FOR THIS PROOF: ____OK AS IS ____OK WITH CHANGES ____MAKE CHANGES AND SEND ANOTHER PROOF

Colors Selected for Printing: Intaglio prints in SC-13 Red.

COLOR: This proof was printed from a digital file or artwork on a graphics quality, color laser printer. It is a good representation of the color as it will appear on the final product. However, it is not an exact color rendition, and the final printed product may appear slightly different from the proof due to the difference between the dyes and printing ink.

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